Exhibit 10.3

Courier and via Electronic Mail May 22,2008	55 University Avenus Suite 300 TorontoON Canada M5J2H7

Airline Intelligence Systems Coip, c/o Mr. Richard Turner Lennard Commercial Realty 150 York Street, Suite 1900 Toronto, Ontario M5H3SS	T 416,6816250 F 416,6813405 www.bantsll.com

Dear Mr. Turner,

Re: Airline Intelligence Systems Corp., 55 University Avenue Toronto, Ontario ("Building"), located on the lands ("Project")

Further to your request, we are pleased to propose to you terms upon which we would bt prepared to recommend to the Landlord that they expand andrenew Airline intelligence Systems Corp, at the Project, as follows:

Landlord: Tenant: Premises:	SITQ National Inc. Airline Intelligence Systems Corp. An Rentable Area of approximately 2.251square feet, comprising:

	(a)	a measured Rentable Area of 2,251 square feet, designated as Suite 910 located on the 9* floor of the Building ("Existing Premises"), as approximately shown outlined on the floor plan attached to the Existing Lease (as hereinafter defined) as Schedule "B"; and
Term:	Five (5) years from June 1, 2009 ("Extension Commencement Date") to May 31, 2014 ("Expiry Date").

Fixiurittg Period :

Airline btteltigcncc Systems Corp,
55 Univeisiiy Avenue
May 22,2008

Basic Sent:	Years 1-5: $20.00 per square foot of Rentable Area of the Premises per annum, Basic Rent shall be completely net to the Landlord.
Additional Rent:
In addition to Basic Rent, the Tenant shall be responsible for: (a) Tenant's share of all Operating Costs (as defined and as calculated in accordance with the Existing Lease) being all costs incurred in the operation, maintenance, repair, replacement, administration and management of the Project (including insurance, capital taxes and a managementfadmmistration fee); (b) Tenant's share of the Landlord's Realty Taxes (as defined and as calculated in accordance with the Existing Lease); (c) utilities; and (d) all maintenance, repairs and replacements requfrcd to the Premises, and such other amounts, costs or charges as are required to be paid by the Tenant pursuant to any provision of the Existing Lease. The capitalized terms herein shall have the meaning ascribed to them in the Existing Lease.

Operating Costa and Realty Taxes are estimated to be $20.41 per square foot of Rentable Area per annum for the current year 2008, but are subject to adjustment at year end in accordance with the terms of the Existing Lease. This is a bona fide estimate made by the Landlord based on information available to it at this time, and such estimate is not intended to be binding on the Landlord nor limit the Tenant's obligations hereunder or under the Existing Lease.

Condition of

Airline btteltigcncc Systems Corp,
55 Univeisiiy Avenue
May 22,2008

Premises;
Existing Premises

Tenant currently occupies the Existing Premises pursuant to the provisions of the Existing Lease for a term expiring on May 31, 2009. Tenant shall accept the Existing Premises as at the Extension Commencement Date in an "as is, where is" condition, without Landlord being required to perform any work to such premises.

Landlord's Work to	the following work to the Additional Premises ("Landlord's Work Premises"):

Tenant Improvement

Form of Lease Documentation;	Landlord and Tenant are parties to a lease dated March 20,2007 ("Existing Lease") for the Existing Premises. The Existing Lease shall be amended by the Landlord's standard form of lease amending agreement ("Lease Amending Agreement") to reflect the terms and conditions of this proposal, which will be elaborated upon therein. The Lease Amending Agreement shall be executed by Tenant and delivered to Landlord within ten (10) business days of receipt thereof from Landlord. Tenant shall have no right to occupy the Additional Premises for any purpose, nor shall Landlord be obligated to commence Landlord's Work to Additional Premises, until the Lease Amending Agreement is fully executed and delivered by the parties hereto.

Sates Taxes:	Basic Rent and Additional Rent rates as set out herein, are exclusive of Sales Taxes.

Bentail Real Estate Services Limited Partnership, in its capacity as authorized agents for Landlord ("Ben-tali"), hereby discloses, in accordance with the 'Real Estate and Business Brokers' Act, 2002 (Ontario), (hat it: (i) acts on behalf of Landlord, (ii) owes a fiduciary duty to Landlord in this transaction and (iii) shall be compensated by Landlord.

Airline btteltigcncc Systems Corp,
55 Univeisiiy Avenue
May 22,2008

This proposal is provided as the basis for negotiation of a Lease Amending Agreement between Landlord and Tenant for the above referenced Premises at the Project. The terms and conditions of this proposal are not binding on the Landtord^nd are not to be construed as an Offer to Lease or as a reservation of .right in favour of the Tenant. In order fbihi Lease Amending Agreement to be binding it must be in writmg^nd executed by the Tenant and the Landlord.

Any binding Lease Amending Agreement shall be conditional upon:

(i)               Landlord's approval to the terms thereof, hi its sole discretion;
(ii)   Tenant providing to Landlord its financial statements (and such other financial .information relating to Tenant as Landlord may request) demonstrating credit worthiness satisfactory to Landlord, in its sole disoretion;

We appreciate the opportunity to submit this proposal to Airline Intelligence Systems Corp. and look forward to your positive reply.

Yours very truly,

Bentall Real Estate Services Limited Partnership, by its General Partner,
Bentall Real Estate Services G.P. Ltd,, as Authorized Agents for
SITQ National Inc,

/s/ Mark Rzadt
Mark Rzadt
Senior Director, Office Leasing

The undersigned Tenant acknowledges its receipt of the within proposal and its agreement to proceed with the negotiation of a Lease Amending Agreement on the basis of the terms and conditions contained herein this 24th day of February 2009

Airline Intelligence Systems Corp.

Per;	/s/ Stephen Johnson
Name Stephen Johnson
Title Director

Per;	/s/
Name
Title

I/We have the authority to bind the corporation

REDER #1
SHALL FORM PART OF THIS AGREEMENT

BETWEEN

SITQ NATIONAL INC.
(LANDLORD)

AND

AIRLINE INTELLIGENCE SYSTEMS CORP.
(TENANT)

1.         FREE RENT

The first three (3) months of the Term shall be free of Basic and Additional Rent, During this period all other terms of the Lease shall apply.

2.        RESTORATION

The Tenant shall, upon expiration or other termination of the term, be required to remove or cause to be removed at the Tenant's cost all or any part of the non standard Leasehold Improvements (to be' defined in the Lease Amending Agreement) in the Existing-whether or not installed by or on behalf of the Tenant or a previous tenant or during a previous term thereof to base building standards. The Tenant will be required to maintain the premises as a prudent owner would during the term of the Lease. The Tenant will be required to repair any damage to the premises or building cause in the removal of furniture, fixturing, equipment, or non standard leasehold improvements.

3.         OPTION TO RENEW

Provided the Tenant has not been in continuous default of its obligations under the Lease, the Tenant shall have a one time Option to Renew the Lease for an additional term of not more than five (5) years (the "Renewal ^ Term"). The Tenant shall provide the Landlord with not less than-s&-(6).fitn£/ months and not more than twelve (12) months prior written notice of its intention to exercise this right. The lease for the Renewal Term shall be in the same form as the Lease for the Term save and except for any further Option to Renew and any inducements or free rent enjoyed by the Tenant during the initial Term.

The Basic Rent for the renewal term will be fair market rent for comparable premises in comparable buildings in the area as agreed to between the parties, and failing such agreement, as determined by arbitration pursuant to the Arbitration Act of Ontario.

4.                TENANT'S CONDITION

This Offer to Lease is conditional on the following:

i)     The Tenant, 'acting in its sole interest, approving a detailed space-plan and finish schedule for the Premises within ten (10) business days of conditional acceptance of this Offer to Lease; and

ii)     The Tenant, acting in its sole interest, obtaining the approval of this Offer to Lease by its Board of Directors of the terms thereof, in itssole discretion, within fen (10) business days of conditional acceptance of this Offer to Lease.

The above condition^) are for the sole benefit of the Tenant and may be waived and/or satisfied by the Tenant at any time during the conditional period. In the absence of written notice by the Tenant to the Landlord satisfying or waiving the condition(s) in the time outlined above, this Offer to Lease shall be null and void and the deposit returned to the Tenant in full without interest or deduction,

5.                AGENCY DISCLOSURE

The Landlord and the Tenant acknowledge that in accordance with the Code of Ethics of the Canadian Real Estate Association and the Toronto Real Estate Board, Lermard Commercial Realty, Brokerage (the "Agent") has disclosed that it is representing the Tenant in the transaction described in this Agreement and will be compensated by the Landlord.